Exhibit 99.1

State Bancorp, Inc. Annual Stockholders’ Meeting
President and CEO Report
April 28, 2009

[Slide #2]

I begin my remarks today by quoting from my friend Bob Wilmer’s letter to the shareholders of M&T Bancorp.  Bob, with his always refreshing candor, said that while “recessionary forces contributed to a decline in earnings, much –too much – of that decline stemmed not from those larger forces but from our own decisions.”  In my opinion, no one should presume to take a free pass for the deplorable conditions that we endure globally today.  The absolute depth and breadth of these problems strip away the plausibility of any defense.  Poor decisions, ineffective oversight, excessive complexity and plain old complacency have led us to the edge of the abyss.  I trust that you will all agree that the view from that edge is quickly sobering.  There are valuable lessons for us all to learn and learn them we must for the price that continues to be paid by investors is simply numbing.  Whether we are talking about major multi-national companies like AIG or small caps like State Bancorp, stockholders have been hurt badly and we in positions of authority need to accept our own shortcomings and the part that our actions or inactions played in contributing to the massive destruction of wealth that has occurred.  I encourage us all to approach these conditions and events with a little humility and self-awareness.

It is hard to discuss 2008 without reflecting on some lessons learned.  No one in management or on the board takes the multiple challenges that this Company has endured lightly.  We could discuss the reasons underlying the volume of bad news and losses that have confronted us for the past several years.  If it were productive, I would happily engage in that discussion.  In my opinion, we must learn the painful lessons from our mistakes and then move on.  The level and severity of the loan losses that we continue to realize is disquieting.  I wish I could provide you with absolute assurance that we have seen the end of the line but I cannot, in good conscience, provide that assurance.

For the most part, U.S. banks should survive this tumultuous economic period and come out of it in better condition than the dire predictions of many.  U.S. banks should also survive in better shape than many of the banks in other countries.  That said, all banks will not survive.  Banking is by definition a risk business and consequently it is a reflection of the economic forces that surround its customers.  It is therefore not entirely unexpected for the industry to suffer in periods like this.  What has happened nationally, however, is a story of leadership’s failure to think strategically and act courageously.  In my opinion, the explosive growth of the Fannie and Freddie balance sheets since the mid-1990’s, the gentrification and securitization of sub-prime risk on traditional bank platforms and the failure to recognize and adequately capitalize systemically important institutions lie at the heart of our problems in the U.S.  These failures are legion and have occurred up and down the halls of Congress, in regulatory agencies, in executive suites, in board rooms and in households. Our shortsightedness and societal failures are risking our children’s future prosperity and opportunity. We should all take these lessons to heart. The next generation will not be so eager to care for us as we age without us accepting our responsibility and fixing the problem in an appropriate and financially responsible manner - on our dime and not theirs.  If all we do is pass the debt buck on to the next generation then we’ve learned nothing and we will hang our heads in shame at the massive burdens we will pass on to the truly innocent.

In this spirit of accepting accountability, I also want to remind stockholders that they have an important obligation, too.  Complacent stockholders foster mediocrity in the companies in which they invest.  I encourage you and all stockholders to hold us to high standards, remind us when we fall short and hold us accountable for that which we produce.  To that end, and as you heard and certainly know, PL Capital has asked our stockholders to vote against re-electing certain directors of the Company.  Whatever the outcome of that vote, which is currently being tabulated, we recognize their right to voice frustration and understand many of the reasons behind that frustration.  Good people may disagree on the appropriate remedy.  Notwithstanding the outcome of the vote, the Company has received and understood the message.  We can and must do better.

For my part, I remain committed to aggressively righting our ship and building a corporate culture that embraces personal accountability and ownership.  I believe that CEO compensation must bear close alignment with stockholders and I trust that you will find our Company’s actions in that regard rise to levels that distinguish us from the rest of the pack.  I am, however, personally uncomfortable with the grandstanding political rhetoric on some executive compensation since it has limited our ability to properly compensate executives who serve along side me and have worked their hearts out over the past year to sort out our problems and remediate them effectively.  It is unfair but we all understand the climate in which we are operating.  But we do owe this management team our gratitude for their tireless efforts.  Now that and 2 bucks or so will get you on the subway but gratitude is important and I humbly express mine to each of them and to you our stockholders.

[Agenda Slide # 3]

Let me now turn to my formal presentation. I will review some key events of the past year, our financial performance, the direction in which the Company is headed, and then I will open the floor for your questions.

[Disclosures Slide # 4]

This slide contains the regulatory disclosures that we are required to make in all of our financial presentations, both written and oral. Additionally, there are two financial slides we will be covering later in the presentation that are non-GAAP in nature and will be identified accordingly.

[The Year in Review Slide # 5]

At the time of our last Annual Stockholders meeting in 2008, JPMorgan Chase had just taken over the fallen Bear Stearns ushering in a wave of forced consolidations and in some cases, outright collapse, of many long standing household names in financial services.  The capital markets shut down and words like volatility, credit crisis, liquidity crisis, unprecedented and trillions became everyday terms. Investor confidence has been shaken to its core and will likely be slow in returning. Housing price stability is a fundamental prerequisite for exiting this deep recession. However, as I said in my letter in this year’s annual report, until the average person can afford the average home, prices will likely remain under downward pressure. With rising unemployment and falling tax receipts, our state and local governments must also reform their own cost structure if the NY metropolitan region is to remain vibrant and competitive. There are no simple solutions or easy fixes.

The Company’s financial results for 2008 were both disappointing and frankly, unacceptable and the price of our stock is nowhere near where I would like it to be and am sure nowhere near where you would like it to be. However, the foundation of our business continues to strengthen and our many restructuring and reorganization efforts have produced very positive effects for the Company, although they were clearly overshadowed by problems in segments of our loan portfolio and by the market forces working against us.

[The Year in Review # 6]

During the course of 2008, we continued to improve our operating efficiency.

[Bullet #1]

We closely examined each business line and operating expense and exited non-core businesses such as our leasing subsidiary. The sale of our leasing subsidiary’s assets removed the operational costs and business risks that are inherent in that model and enabled us to better focus our management and financial resources on the Company’s core businesses and core competencies.

[Bullet #2]

We dissolved our Delaware subsidiary and consolidated its investment management function into our corporate headquarters removing needless operational complexity and improving our investment portfolio oversight and reporting. We recruited a new Treasurer from the former North Fork Bank into our executive ranks.

[Bullet #3]

We continue to make significant progress in reducing our overall operating expenses as well. Our first quarter 2009 efficiency ratio of just under 62% is a significant improvement from the high 70% range of recent years and clearly reflects the success of our expense management efforts. Although we have yet to reach my stated goal of 55%, we continue to work every day on making our Company more efficient without compromising quality.

[The Year in Review # 7]

Despite the economic headwinds that we faced last year, we continued to strengthen our business foundation.

[Bullet #1]

We have tailored our compensation programs to reflect our emphasis on building an entrepreneurial culture where each employee assumes personal accountability for their performance and contributions to the Company’s strategic goals.
[Bullet #2]

We re-organized our lending area creating specialty teams each clearly focused on either Corporate, Commercial Real Estate or Small Business Lending. Not only will the new structure help us better manage the specialized credit risk in each area of our portfolio, but it enhances our ability to more effectively develop profitable business in each of these three important market segments.

[The Year in Review # 8]

Over the past year, we have devoted considerable effort to better position the bank and began building our brand in order to elevate State Bank’s name recognition and visibility in the markets we serve.

[Bullet  # 1]

In early 2008, we started renovating and enhancing our branch facilities and signage. Our Hauppauge and Huntington branches were pilot sites in this process and their renovations were completed this past year. Later in the presentation, you can peek at how our rebranding efforts were applied to the Huntington office. Our rebranding efforts will continue throughout 2009 and into 2010.

[Financial Results Transition Slide # 9]

Regrettably, many of our accomplishments while vitally important to strengthening our business, were masked by the effects of increased credit costs on our financial performance throughout the year.

[Net Income/Loss Slide #10]

So then, let me now review with you some of the important components of the year 2008 and first quarter 2009 financial performance. The Company closed 2008 with total net income of $1.8 million. The poor performance in net income resulted primarily from increased loan losses and non-cash OTTI charges on a couple of securities. The weakness in these asset portfolios continued to plague us as seen in our 1st quarter 2009 net loss of $5.1 million.

[Revenue Slide #11]

Largely fueled by our continued loan growth, coupled with judicious management of our funding costs, our 2008 net interest income rose by $2.7 million or 4%.  Although our net interest income dipped slightly in the first quarter of 2009, we continue to manage our balance sheet prudently in order to maintain healthy net interest margins.

The $5 million decrease in non-interest income in 2008 was due primarily to the previously mentioned non-cash OTTI charge of $6.2 million on two corporate bonds in the Company’s securities portfolio. Our most recent evaluation revealed additional weakness in this security. As a result, we wrote the bond down to its identifiable market level of 8 ¼ cents on the dollar, resulting in an additional OTTI charge of $4 million which was reported in this most recent first quarter. We believe the remaining exposure is now immaterial no matter how this bond performs.

[Non Interest Income Slide #12]

However, when you eliminate the OTTI charges, non-interest income actually increased 17% over the prior year.

[Operating Expense Slide #13]

We continue to make significant progress in managing our overall cost structure. Operating expenses were down 16% in 2008 compared with the prior year. This chart also serves to underscore the pronounced negative effect created by the legal expenses associated with the shareholder derivative lawsuit which is reflected in the yellow bar. In the first quarter of 2009, we continued to benefit from a now well-established cost management discipline with quarterly operating expenses declining to $10.2 million from $11.1 million a year ago, an 8.7% reduction.

[Employee Count Slide #14]

Our improving operational efficiency is also a by-product of strategic reductions in personnel costs, which primarily resulted from the elimination of non-core businesses and a more efficient organizational design.  This concentration on our core businesses translated into a 14% reduction in our staffing in 2008.  Importantly, I should point out that this reduction was not achieved by big layoffs.  In fact, in 2008, the Company hired 14 new professional level staff members in important positions related to risk management, internal control functions, business development, finance and treasury, and C&I, real estate and small business lending.

[Loans & Leases Slide #15]

We continue to extend loans to both new and existing credit-worthy clients as reflected in our year over year increase in loan balances of $82 million or 8%. This increased loan growth exceeded normal portfolio run off and seasonal pay downs and more than offset the $60 million plus reduction in outstanding credit resulting from the sale of our leasing subsidiary.

Although loan growth continues at a steady pace, credit costs remain a source of serious concern.  As mentioned previously, we have taken an aggressive posture with respect to problem loan management.  I think our strategies will yield benefits but I must caution you that credit costs look to remain stubbornly high for the next several quarters and you certainly saw that in our first quarter results.

[Loan  Slide #16]

The majority of our current problem loans consist of residential construction loans that were originated during 2004 through early 2007.  As you can see, although the residential construction loan portfolio now represents 5% of our total loan portfolio, it represents 61% of our non-performing loans. We made some flawed risk acceptance judgments in this segment of our loan portfolio during that time period.  Too many of these loans present us with unacceptable risk profiles and, consequently, both their performance and loss content remain markedly sub-par. Fortunately, residential construction loans represent a finite portfolio for us and we will undoubtedly work our way through it. Unfortunately, the financial toll from these loans continues to weigh on our Company's broader financial performance.

[Deposits Slide #17]

In 2008, our total deposits grew by an impressive $151 million or 11%. Our year end core deposits represented a very healthy 65% of total deposits.

[Net Interest Margin Slide #18]

Through the combination of our loan growth and our prudent approach to managing our funding costs, our 2008 net interest margin improved to 412 basis points from 382 basis points in the prior year. As reflected in the chart, our net interest margin has remained at or above 4% throughout 2008 and into the first quarter of 2009.

[Total Capital Slide #19]

Our Company’s Tier I ratio continues to improve and all of the Company’s and Bank’s capital ratios are well above the regulatory standards for a “well-capitalized” institution, the highest regulatory capital category. In the fourth quarter of 2008, the Company’s Total Capital/Risk-Weighted Assets ratio increased to 14.1% from 12.11% in the prior year. This was due in part to the Company’s participation in the Treasury’s Capital Purchase Program. The Company sold $37 million through the issuance of shares of preferred stock and warrants. While the Bank was already “well-capitalized,” this additional capital has allowed us to continue to provide new credit to our clients and support our balance sheet in this challenging economy. We have effectively utilized the capital for its intended purpose, as evidenced by our loan growth.  The capital from the CPP further fortified the Company’s Tier I ratio.  Recently, analysts and investors have appropriately begun to focus and look at Tangible Common Equity - TCE, a more careful measure of shareholder risk and comfort.  This chart demonstrates our very solid TCE.

[Non-GAAP Slide #20]

This slide demonstrates an interesting but non-GAAP measure of financial performance.  In one glance we can see the impact of credit costs on the Company’s profitability. As indicated, in 2008 our total income increased 6% and our total expenses decreased 16%; clearly a formula for very healthy growth in earnings before our loan loss provision and securities losses. Unfortunately, as you can quickly see, these costs effectively wiped out a significant portion of those potential earnings.

[2009 Economic Outlook Slide #21]

Although at last year’s meeting I stated my expectation that we would be faced with continuing pressures and challenges in 2008, it is only with hindsight that one can appreciate how much of an understatement that caution turned out to be.  With all the certainty that my forecasting record permits, I will share some of my thoughts on the economic outlook for 2009.

[2009 Economic Outlook Slide #22]

I believe the current recession will continue throughout most of 2009 and likely trickle into 2010.

[Bullet #1]

As a result of rising unemployment and lower household wealth, the risk of further housing price softness and weakened consumer spending remains a serious concern,

[Bullet #2]

Consequently, business expansion plans may be negatively affected.

[Bullet #3]

Non-US Treasury credit markets will likely remain very tight with continued volatility.

[Bullet #4]

As discussed previously, elevated charge-offs and provisioning will persist as a result of these recessionary forces.

[Bullet #5]

With the continued problems in the financial markets, our industry will face more challenges in terms of overall asset quality and capital levels.

[Bullet #6]

This suggests a banking industry that remains under pressure but in my view is beginning to turn the corner. However, there will be a clear differentiation between banking winners and losers.  I am convinced that the winners must be aggressive now in getting their balance sheets in order. With that mindset and all of the steps we have taken already , I believe we are well positioned to participate when the direction of the economy returns to growth.

[Building Our Business Slide #23]

With that said, allow me to provide a brief glimpse into some of our plans for your Company for the balance of 2009.

[Building Our Business Slide #24]

Our focus remains unchanged - building long term profitability and stockholder value.  To accomplish these objectives we will:

[Bullet #1]

Grow our lending and deposit portfolios.

[Bullet #2]

Carefully manage the loan portfolios working aggressively to mitigate existing risks.

[Bullet #3]

Continue our improvement in operating efficiencies.

[Building Our Business Slide #25]

One of State Bank’s greatest strengths is our commitment to providing quality service and personalized attention to our customers. That commitment remains strong as we are:

[Bullet #1]

Attracting, developing and retaining highly experienced business banking professionals,

[Bullet #2]

Broadening our culture of professional empowerment and personal accountability, and

[Bullet #3]

Improving processing efficiencies and client service delivery through an enhanced technology infrastructure.

As we improve our systems, we will augment our product lines and elevate our market and customer research analytics to identify and capitalize on additional growth opportunities.

[Bullet #4]

By working on these goals, we expect to continue building our business.

[Building Our Business Slide #26]

[Bullet #1]

As a community bank, we have always taken our role as an active supporter of the communities in which we operate very seriously. We will continue these outreach efforts to further broaden our community visibility.

[Bullet #2]

I mentioned previously that two of our branches were renovated in 2008. We will be continuing those efforts in some of our other branches commencing with the Garden City office followed by Oyster Bay.

[Bullet #3]

We have made improvements to our brand identity this year by adding clarity and boldness to our logo. The changes have been very well received by both existing and new clients and even a couple of stockholders who have stopped by Huntington.

[Building Our Business Slide #27]

For those who have yet to see the difference in these branches, allow me to show you the newly rebranded Huntington branch.

[Picture #1]

This is a view of the inside before…

[Picture #2]

And here it is with the new branding design applied.

[Building Our Business Slide #28]

Here’s a look at our exterior signage in Huntington before the new design...

[Picture #1]

And here it is after the newly designed signs were installed.

[Pictures #2 and #3]

This new branch signage serves to increase the visibility of State Bank in this highly trafficked area.

[Summary Slide #29]

The year 2008 was extremely difficult and 2009 will continue to offer many challenges. But I believe we are well positioned to both surmount the challenges and continue to capitalize on the opportunities ahead of us. I assure you of the steadfastness of my personal commitment to the Company. My strong personal alignment with you, our stockholders, remains unchanged. I am ever-conscious of my deep responsibility to lead our Company toward long-term prosperity and value creation.

[“Thank You!” Slide #30]

I wish to take this opportunity to thank the talented and dedicated State Bank staff for their tireless efforts fulfilling our clients’ financial needs and their commitment to work towards the achievement of our strategic goals. I also want to acknowledge the Board of Directors for their support and counsel. Most importantly, I thank you, my fellow stockholders, for your continued patience and investment in our Company. It is a privilege for me to serve as your CEO, and to invest alongside of you for the future.

[Q&A Slide #31]

As always, I encourage your communications with me.  I benefit when I hear from you whether it is a comment, compliment or criticism.

Thank you for your attention and now please ask your questions. Please approach the microphone if you have a question.  When I recognize you, please state your name and that you are a stockholder.  Then, either ask your question or make your statement.  Stockholders who wish to ask questions or make comments are requested to observe the Rules of Procedure.  Please make your statement or ask your question succinctly so we have sufficient time to hear from all stockholders. Please direct your questions only to me.  I wore an asbestos suit today, so fire away.

Forward-Looking Statements and Risk Factors

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify forward-looking statements.  The forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in:  market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan and lease or investment portfolios, demand for loan and lease products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the SEC.  Investors are encouraged to access the Company’s periodic reports filed with the SEC for financial and business information regarding the Company at www.statebankofli.com. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.